Exhibit 99.1

TopBuild Renews and Upsizes

Senior Secured Credit Facilities

Increases Borrowing Capacity to $2.25 Billion and Extends Maturities to May 2030

DAYTONA BEACH, Fla. – May 19, 2025 — TopBuild Corp. (NYSE: BLD), a leading installer and specialty distributor of insulation and building material products to the construction industry in the United States and Canada, today announced the renewal and upsizing of its existing senior secured credit facilities. The new $2.25 billion facilities include a $1.0 billion term loan, a $1.0 billion revolving credit facility and a $250.0 million delayed draw term loan, each maturing in May 2030.

“The continued strong support from our key banking partners reflects our solid track record of operating performance and confidence in our business model,” said Rob Kuhns, Chief Financial Officer of TopBuild. “The transaction significantly increased our available liquidity and financial flexibility, further strengthening our ability to execute our capital allocation strategy.”

The renewed credit facilities will bear interest at the Secured Overnight Financing Rate (SOFR) plus 1.25% per annum (subject to adjustment based on a leverage-based pricing grid).

About TopBuild

TopBuild Corp., headquartered in Daytona Beach, Florida, is a leading installer and specialty distributor of insulation and related building material products to the construction industry in the United States and Canada. We provide insulation installation services nationwide through our Installation segment which has more than 200 branches located across the United States. We distribute building and mechanical insulation, insulation accessories and other building product materials for the residential, commercial, and industrial end markets through our Specialty Distribution business. Our Specialty Distribution network encompasses more than 150 branches across the United States and Canada. To learn more about TopBuild please visit our website at www.topbuild.com.

Investor Relations and Media Contact

PI Aquino

pi.aquino@topbuild.com

386-763-8801